EXECUTION VERSION 1st, February, 2024 Vladimir A. Makatsaria 124 Hudson Street, Apt 4A, New York, NY 10013, USA Dear Vladimir, We are pleased to offer you employment with LivaNova USA Inc. (the “Company”), a wholly owned subsidiary of LivaNova PLC (“LivaNova” and, together with its subsidiaries including the Company, the “LivaNova Group”), as the Chief Executive Officer of the LivaNova Group, commencing 1, March, 2024 on the terms and conditions set forth in this letter. In this role, you will report to the board of directors of LivaNova (the “Board”) and lead the Executive Leadership Team (“ELT”) of LivaNova. Upon commencement of your employment with the Company, you will be appointed as a member of the Board, and thereafter LivaNova will nominate you for election to the Board at each annual general meeting of shareholders of LivaNova that occurs during your employment with the Company. Your principal place of employment will be the Company’s office in Houston, Texas. Base Salary: You will receive a base salary at an annual rate of not less than $930,000 (“Base Salary”), payable by the Company bi-weekly in accordance with its normal payroll practices and subject to all applicable withholdings and deductions. Salaries are normally reviewed annually by the compensation and Human Capital Management committee of the Board (the “Compensation & HCM Committee”), with any change applying from April 1 of each year. You will be eligible to be considered for an increase in 2025, at the same time as other executive officers of LivaNova. Annual Incentive Compensation: You will be eligible to participate in LivaNova’s annual Short Term Incentive Compensation Plan or any successor or replacement program, with each year’s annual bonus having a target of 110% your Base Salary (and a maximum opportunity of 200% of your Base Salary), calculated and payable in accordance with LivaNova and the Company’s normal practices. Financial and/or nonfinancial performance targets are set by the Compensation & HCM Committee, and bonus levels are determined by the Compensation & HCM Committee based on performance against those targets after the completion of the performance period. For the 2024 performance year, any bonus paid will be pro-rated, based on the number of days you are employed during 2024. Long-Term Incentives: You will be eligible to participate in the Amended and Restated LivaNova PLC 2022 Incentive Award Plan (the “LTIP”), or any successor or replacement program, beginning in 2024. For the 2024 annual grant cycle, the aggregate target grant-date value of awards made to you under the LTIP will be $5,350,000 (collectively, the “2024 LTIP Award”). Future equity awards will have a value determined by the Compensation & HCM Committee. LTIP awards are generally comprised of Performance Stock Units, time-based Stock Appreciation Rights, and time-based Restricted Stock Units, each with a vesting period of three or more years. Awards under the LTIP are subject to the approval of the Compensation & HCM Committee.

EXECUTION VERSION New Hire One-Time Equity Award Grant: On LivaNova’s next quarterly equity grant date after your start date, we will recommend to the Compensation & HCM Committee that you be granted a one-time award (comprised of 50% time-based Restricted Stock Units and 50% Stock Appreciation Rights) under the LTIP with an aggregate grant-date value of $1,500,000 (the “Inducement Award”), vesting 25% per year on each of the first four anniversaries of the grant date, subject to continued employment (except as otherwise set forth below) and the rules of the LTIP. Cash Sign-On Bonus: You will be entitled to a one-time signing bonus in an amount equal to $200,000, less applicable withholdings and deductions (the “Sign-On Bonus”), which will be paid to you not later than thirty (30) days following your start date. In the event your employment is terminated by the Company for Cause or by you without Good Reason prior to the second anniversary of your start date, you will be required to repay to the Company, within thirty (30) days following your last day of employment with the Company, (i) 100% of the Sign-On Bonus if the date of such termination is on or before the first anniversary of your start date, or (ii) 50% of the Sign-On Bonus if the date of such termination is on or before the second anniversary of your start date, but after the first anniversary of your start date. Employee Health and Welfare Benefits: You will be offered the same benefits as all other U.S.- based senior executives of the Company upon meeting eligibility requirements as provided for in any benefit plan documents, including participating in the Company’s 401(k) plan, and any benefits provided to other executives commensurate with your job level, such as tax assistance. In the event that you elect to receive tax assistance benefits, you will be permitted to engage a tax advisor of your choice, assuming no conflicts of interest, and the Company will directly pay such tax advisor, or reimburse you, for the costs of such tax assistance in amounts consistent with other executives commensurate with your job level. The Company reserves the right to change or terminate any aspect of our benefit offerings at any time. Relocation Assistance Policy: You agree to relocate to Houston, Texas, not later than September 1, 2025. Pursuant to the terms of the Company’s relocation policy, the Company will provide assistance with your relocation from your current home in NYC to Houston, Texas by providing relocation services through the Company’s preferred vendor, including closing costs on your new home, costs of the move of goods to your new home, and a miscellaneous allowance of $15,000. A copy of the relocation policy is attached. The miscellaneous allowance may be used to pay, for example, the costs for excess baggage or air shipment meant to address immediate needs while awaiting ground shipment delivery. Any possible tax liability arising from relocation assistance is your responsibility and will not be paid by the Company. If you voluntarily terminate your employment with the Company without Good Reason within one (1) year of your relocation, the Company reserves the right to seek full repayment of all paid or reimbursed relocation assistance costs. One-Time Relocation Assistance Payment: In order to provide you with financial assistance in connection with your relocation from your current home in NYC to Houston, Texas and temporary living expenses while you and your family are in between permanent housing, you will be entitled to a one-time relocation assistance payment in an amount equal to $250,000, less applicable withholdings and deductions (the “Relocation Assistance Payment”), which will be paid to you not later than thirty (30) days following your start date. In the event your employment is

EXECUTION VERSION terminated by the Company for Cause or by you without Good Reason prior to the second anniversary of your start date, you will be required to repay to the Company, within thirty (30) days following your last day of employment with the Company, (i) 100% of the Relocation Assistance Payment if the date of such termination is on or before the first anniversary of your start date, or (ii) 50% of the Relocation Assistance Payment if the date of such termination is on or before the second anniversary of your start date, but after the first anniversary of your start date. Stock Ownership Policy: LivaNova’s stock ownership policy, which applies to you, requires you to maintain ownership of LivaNova equity (which, based on the stock ownership policy currently in effect, would include any unvested, time-based restricted shares and restricted stock units held by you) with a market value equal to at least five (5) times your Base Salary. At-Will Employment: Your employment is “at will” and may be terminated with or without cause, and with or without notice, at any time by the Company or by you; provided that you shall be required to give the Company three (3) months’ advance written notice of the voluntary termination of your employment other than for Good Reason. Providing notice does not create an express or implied contract for continued employment or employment for a fixed period. This letter is not intended to alter the employment-at-will relationship between you and the Company in any way. It does, however, supersede any other written or verbal representation made by a representative of the Company or LivaNova relative to your employment with the Company. Severance Benefits: If your employment is terminated by the Company without Cause or by you for Good Reason, then contingent upon your execution, within thirty (30) days following the date of such termination, of a release of claims in a form provided by the Company, and such release becoming effective according to its terms (the date on which such release becomes effective, the “Release Effective Date”), the Company shall provide you with the Severance Benefits (as defined below) (less applicable withholdings and deductions), and any other benefits to which you may be entitled under the Company’s severance policies and practices for executive officers as in effect from time to time. For purposes of this letter, “Severance Benefits” means (i) in the event that your employment is terminated by the Company without Cause or by you for Good Reason (other than in connection with a Change in Control (as defined in the LTIP)), (A) a lump-sum severance payment equal to eighteen (18) months of your then current Base Salary, which shall be paid within thirty (30) days following the Release Effective Date, (B) subject to your timely election of COBRA continuation coverage and your copayment of premium amounts at the applicable active employees’ rate, continued coverage of you and your eligible dependents under the Company’s group health plan for up to eighteen (18) months following the termination of your employment, and (C) continued vesting of the 2024 LTIP Award and the Inducement Award, in each case, on the original vesting schedule (subject to your compliance with your obligations under the Company’s “Confidentiality Agreement” and “Inventions, Confidentiality and Non-Compete Agreement” described below, in each case, in accordance with the terms set forth therein), with any Performance Stock Units earned based on the level of actual achievement of the applicable performance goals or metrics; and (ii) in the event that your employment is terminated by the Company without Cause or by you for Good Reason within six (6) months immediately prior to, or within twenty-four (24) months immediately following, a Change in Control, (A) a lump-sum severance payment equal to the sum of (1) twenty four (24) months of your then-current Base Salary, and (2) your target annual bonus

EXECUTION VERSION for two (2) years in which such termination occurs, which shall be paid within thirty (30) days following the Release Effective Date, (B) subject to your timely election of COBRA continuation coverage and your copayment of premium amounts at the applicable active employees’ rate, continued coverage of you and your eligible dependents under the Company’s group health plan for up to twenty four (24) months following the termination of your employment, and (C) accelerated vesting of any unvested equity awards under the LTIP held by you pursuant to the terms of, and to the extent provided under, the LTIP and the applicable award agreements governing the terms of such equity awards. Notwithstanding the foregoing, if the period during which you may sign the release of claims straddles two (2) calendar years, then the Severance Benefits shall be paid to you in the second of such calendar years. For purposes of this letter, “Cause” means (i) the willful and continued failure by you to perform substantially your duties with the LivaNova Group, other than any such failure resulting from your incapacity due to physical or mental illness, which continues unabated for at least twenty (20) days after a written demand for substantial performance is delivered to you by the Company that specifically identifies the manner in which the Company believes that you have not substantially performed your duties; (ii) you willfully engaging in gross misconduct that is materially and demonstrably injurious to the LivaNova Group; (iii) your conviction of any felony, or to any misdemeanor involving dishonesty or moral turpitude, in either case, which is materially and demonstrably injurious to the LivaNova Group; or (iv) your material breach of this letter or the Company’s “Confidentiality Agreement” and “Inventions, Confidentiality and Non-Compete Agreement” described below, which breach, if curable, has not been remedied by you within twenty (20) days after written notice has been provided to you of such breach. For purposes of this definition, an act or failure to act on your part shall be considered “willful” only if done or omitted to be done by you otherwise than in good faith and without reasonable belief that your action or omission was in the best interest of the LivaNova Group. For the avoidance of doubt, the definition of “Cause” herein shall not conflict with any statutory definition of cause under applicable local law. For purposes of this letter, “Good Reason” means (i) a reduction by the Company in your base salary or target annual bonus as in effect immediately prior to such reduction (other than pursuant to an across-the-board reduction applicable to all similarly situated executives); (ii) a material diminution in your authority, duties or responsibilities; or (iii) a change of at least twenty (20) miles in the geographic location at which you must perform services; provided, that, in each case (a) you provide written notice to the Chief Legal Officer and Chief Human Resources Officer of the Company of the existence of one or more of the conditions described in the clauses above within thirty (30) days following your knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason; (b) the Company fails to cure such event or condition within twenty (20) days following the receipt of such notice; and (c) you terminate your employment with the Company within thirty (30) days following the expiration of such cure period, in each case, unless both you and the Company agree in writing to a different period of time. Section 280G: Notwithstanding anything in this letter to the contrary, if the Severance Benefits either alone or together with other payments and benefits which you have the right receive from the Company (or any affiliate) would constitute a “parachute payment” under Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and but for this paragraph, would

EXECUTION VERSION be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Severance Benefits shall be reduced (the “Benefit Reduction”) by the minimum amount necessary to result in no portion of the Severance Benefits being subject to the Excise Tax; provided, however, that the Benefit Reduction shall only occur if such reduction would result in the “Net After-Tax Amount” attributable to the Severance Benefits being greater than it would be if no Benefit Reduction was effected. For this purpose, “Net After-Tax Amount” shall mean the net amount of Severance Benefits to which you are entitled under this letter after giving effect to all federal, state and local taxes which would be applicable to such payments and benefits, including but not limited to, the Excise Tax. Nothing contained herein shall result in the reduction of any payments or benefits to which you may be entitled upon termination of employment and/or a change in control other than as specified in this paragraph or a reduction in the Severance Benefits below zero. Representations: You have not entered into any agreements, understandings, or arrangements with any person or entity that you would breach as a result of, or that would in any way preclude or prohibit you from accepting this offer of employment, being employed with the Company, or performing any of the duties and responsibilities provided for in this letter. You do not possess any confidential, proprietary business information belonging to any former employer and you will not use any confidential, proprietary business information belonging to any former employer in connection with your employment with the Company. Conditions: This offer of employment is conditional upon: (a) satisfactory completion, in the Company’s sole discretion, of a pre-employment background investigation, which may include, but not be limited to, a review of academic records, employment history, consumer credit, criminal history, driving record, references, and drug screening; (b) the Company receiving proof of your authorization to work in the United States; and (c) your execution of the Company’s “Confidentiality Agreement” and “Inventions, Confidentiality and Non-Compete Agreement” on your start date. Entire Agreement: This letter constitutes the entire agreement between you and the Company relating to the subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This letter may be amended or modified only by a written agreement, signed by you and the Company. No oral waiver, amendment or modification will be effective. Governing Law: This letter will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. If the terms and conditions of this offer of employment are acceptable to you, please sign below and return this letter to me.

[Signature Page to Offer Letter] LivaNova USA Inc. LivaNova PLC ______________________________ ______________________________ Bill Kozy Trui Hebbelinck CEO, a.i. CHRO Acceptance of Offer: I have read and understood and I accept and agree to all the terms of the offer of employment as set forth in the foregoing letter. _______________________________ Date: _________________ Vladimir A. Makatsaria Enclosure: Relocation Policy